Exhibit p6

CODE OF ETHICS

january 8, 2013

This Code of Ethics is the property of Marketfield Asset Management LLC and must be returned if association with Marketfield terminates. The contents of this Code of Ethics are confidential and should not be revealed to third parties. The policies and procedures set forth here supersede those in previous Codes of Ethics.

MARKETFIELD ASSET MANAGEMENT LLC

CODE OF ETHICS

January 8, 2013

INTRODUCTION

This Code of Ethics (the “Code”) has been adopted by Marketfield Asset Management LLC, a Delaware limited liability company (“Marketfield”), to govern its investment advisory services to registered investment companies, pooled investment vehicles, and managed accounts (each a “Client”). The Code establishes standards and procedures for the detection and prevention of inappropriate personal securities transactions by persons having knowledge of the investments and investment intentions of a Client and addresses other situations involving potential conflicts of interest.

Marketfield expects all of its personnel to act with honesty, integrity, and professionalism and to adhere to the United States federal securities laws. The Code is intended to ensure that the business conduct and personal securities transactions of persons subject to the Code are conducted in accordance with the following principles:

▪	The duty at all times to place first the interests of Clients;

▪	The requirement that all personal securities transactions be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse by an individual of his responsibility and position of trust; and

▪	The fundamental standard that Marketfield personnel not take inappropriate advantage of their positions.

Allan D. Kiser is the Chief Compliance Officer of Marketfield. In his discretion, Mr. Kiser may waive any provision of the Code so long as that provision is not required by rule 204A-1 promulgated under the Investment Advisers Act of 1940 (the “Advisers Act”) or rule 17j-1 promulgated under the Investment Company Act of 1940 (the “Investment Company Act”). The basis for any such waiver should be set forth in a written document maintained in our files.

Adherence to the Code

Adherence to the Code and the related restrictions on personal investing is considered a basic condition of employment. If a supervised person has any doubt as to the propriety of any activity, he should consult Mr. Kiser, who is charged with the administration of the Code. In addition, if a supervised person becomes aware of any activity that may violate the Code, he will promptly report the activity to Mr. Kiser.

Marketfield does not allow retaliation for reports of misconduct by others that are made in good faith.

WHO AND WHAT ARE COVERED BY THE CODE?

Who is Covered?

The Code applies to all persons who are subject to the supervision of Marketfield. Marketfield forbids any supervised person from engaging in any conduct that is contrary to the Code or the insider trading policies contained in the then current Compliance and Policy Manual of Marketfield (the “Manual”). All supervised persons are subject to the restrictions and requirements in the Code and the Manual regarding opening securities accounts, effecting securities transactions, reporting securities transactions, maintaining information and documents in a confidential manner, and other matters.

Mr. Kiser maintains at all times a current list of persons whom he has designated as access persons for purposes of rule 204A-1 under the Advisers Act. As a best practice, Marketfield considers all supervised persons to be access persons for purposes of the reporting and other requirements of rule 204A-1. Mr. Kiser will provide a copy of the Code and any amendments to the Code to each supervised person and will require the supervised person to acknowledge his receipt of the Code and any amendments. Each supervised person is required to certify annually that he has read and understands the Code and the Manual and that he agrees to comply with them during the course of his employment or association with Marketfield. The certification also requires supervised persons to state affirmatively that they have no knowledge of any violation of the Code by others. The form of certification is attached as Exhibit A.

Failure to comply with the Code is a very serious matter and may result in disciplinary action, including monetary fines, disgorgement of profits, and suspension or termination of employment.

What is Covered?

The Code is concerned, among other things, with Reportable Securities (as defined below) of which a supervised person would be deemed to have beneficial ownership. A “Reportable Security” includes any securities as defined in section 202(a)(18) of the Advisers Act and includes any derivative, option, or forward contract relating to a security or commodity. The term does not include(1) direct obligations of the United States government, (2) bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements, (3) shares issued by registered open-end investment companies (such as mutual funds) other than MainStay Marketfield Fund, a series of MainStay Funds Trust, an investment company registered under the Investment Company Act of 1940 of which Marketfield is the subadviser , and (4) shares issued by unit investment trusts that are invested in one or more open-end funds. Shares of MainStay Marketfield Fund, the Marketfield Fund, Ltd. and shares of exchange-traded funds are Reportable Securities.

For purposes of the Code, beneficial ownership has the meaning set forth in rule 16a-1(a)(2) promulgated under the Securities Exchange Act of 1934.

In general, the beneficial owner of a security is any person who, directly or indirectly through any contract, arrangement, understanding, or relationship or otherwise, has or shares the opportunity to profit or share in any profit derived from a transaction in the subject security. Among those securities in which a person has an indirect pecuniary interest are securities held by an immediate family member sharing the same household of the person. An immediate family member includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and includes adoptive relationships.

PRECLEARANCE

Each supervised person will obtain prior written approval using the following preclearance procedure before he engages in transactions in securities of which he would be deemed to have beneficial ownership. A supervised person is deemed to have beneficial ownership of the securities held by his affiliates. In addition to any other person that Mr. Kiser determines to be the affiliate of a supervised person, affiliates of a supervised person include (1) his spouse or domestic partner, (2) others who live in his household, such as children or parents who live with the supervised person, (3) any person whom the supervised person supports directly or indirectly to a material extent, and (4) a trust of which the supervised person or an affiliate of the supervised person is a trustee, the settlor (if the settlor has the ability to direct the terms of the trust once created), or a person with full or partial investment control, so long as either the supervised person or one or more of his affiliates is a beneficiary of the trust.

To avoid the occurrence of actual or perceived conflicts of interest between Clients and supervised persons, purchases and sales by supervised persons are not permitted if there is a pending or immediately contemplated order in the same security for one or more Clients, either on the same side or the opposite side of the market. Before a supervised person may effect a transaction, he will send an electronic communication to preclearance@marketfield.com, which message will be automatically forwarded to Mr. Kiser and to traders Myles Gillespie and Andrew Lyss. The electronic communication will identify the issuer and the security that the supervised person wishes to purchase or sell by ticker or alphanumeric Code, the quantity to be purchased or sold, whether the proposed transaction is a purchase or sale, whether the supervised person wishes to place a market order or a limit order, and the price for any limit order. Upon receipt of confirmation from Mr. Gillespie or Mr. Lyss that there is no Client order pending or contemplated, Mr. Kiser will notify the supervised person by electronic communication that Marketfield has no objection to the transaction. Mr. Kiser has discretion to permit a transaction even though a Client order is pending if the order of the supervised person is at the market and the Client has a limit order that is away from the market. If Mr. Kiser is unavailable to perform the actions required by this paragraph, such as when he is on vacation or otherwise unable to respond to electronic communications, then Deepak Tejwaney, Chief Financial Officer of Marketfield, may perform the actions in his stead.

Once the supervised person receives a reply that there is no objection, he may execute the transaction for the rest of the trading day. If the supervised person is unable to complete his transaction on the same trading day he will obtain a new preclearance by sending a communication in like manner on each day on which he is working to complete the transaction.

A supervised person should plan to hold a security purchased for at least thirty days, and he should refrain from purchasing a security that he or his affiliate has sold within the preceding thirty days. A supervised person may request an exception to this portion of the policy from Mr. Kiser. Granting an exception is in the discretion of Mr. Kiser and requires a good reason. Mr. Kiser will document any exception and the attendant rationale.

Initial Public Offerings and Limited Offerings

When seeking preclearance to invest through an initial public offering or any other limited offering, such as a private placement, a supervised persons is required to provide Mr. Kiser with details of the transaction that are sufficient to enable him to assess whether the supervised person is exercising an opportunity that properly should belong to one or more Clients.

Exclusions

Purchases or sales of securities in an account in which the person has no direct or indirect influence or control and purchases that are part of an automatic dividend reinvestment plan are not subject to the preclearance requirements of the Code. However, a supervised person is required to obtain express authorization from Mr. Kiser if an account over which the supervised person has no direct or indirect influence or control is to be excluded.

PROHIBITED TRANSACTIONS

Insider Trading Policy

No supervised persons may effect a personal securities transaction unless he is in full compliance with the insider trading policy and other procedures set forth in the Manual.

Prohibition Against Fraudulent Conduct

No supervised person may use any information concerning a security held or to be acquired by a Client or his ability to influence any investment decision for personal gain or in a manner detrimental to the interests of a Client. In addition, no supervised person will, directly or indirectly:

▪	Employ any device, scheme, or artifice to defraud a Client or prospective Client or engage in any manipulative practice with respect to a Client or prospective Client;

▪	Engage in any transaction, practice, or course of business that operates or would operate as a fraud or deceit upon a Client or prospective Client;

▪	Knowingly sell any security to or purchase any security from a Client when acting as a principal for his own account or knowingly effect a purchase or sale of a security for a Client account when also acting as broker for a person on the other side of the transaction, without disclosing to the Client in writing before the completion of the transaction the capacity in which he or Marketfield is acting and without obtaining the consent of the Client to the transaction;

▪	Make any untrue statement of a material fact to a Client or prospective Client or omit to state to a Client or a prospective Client a material fact necessary to make the statements made, in light of the circumstances under which they are made, not misleading; or

▪	Engage in any fraudulent, deceptive, or manipulative practice with respect to a Client or a prospective Client.

Compliance with Federal Securities Laws

No supervised person may take any action or fail to take any action if the result would be a violation of United States federal securities laws.

Confidentiality

Except as required in the normal course of carrying out his business responsibilities, no supervised person will reveal information relating to the investment intentions or activities of any Client or securities that are being considered for purchase or sale on behalf of any Client.

Outside Activities

As further described in the Manual, a supervised person is required to receive approval for any outside business activities in which he wishes to engage.

Corporate Opportunities

No supervised person may take personal advantage of any opportunity properly belonging to a Client.

Other Prohibited Transactions

No supervised person:

▪	May induce or cause a Client to take action or to fail to take action for his personal benefit rather than for the benefit of the Client;

▪	May establish, maintain, or close an account at a broker-dealer, bank, or other entity through which securities transactions may be effected without notifying Mr. Kiser; or

▪	May use knowledge of portfolio transactions of a Client for his personal benefit or the personal benefit of others who are not Clients.

PERSONAL SECURITIES REPORTING REQUIREMENTS

Reporting

Each supervised person is required to report the information described in this section with respect to transactions in any Reportable Securities in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership. A purchase or sale includes, among other things, the writing of an option to purchase or sell any Reportable Securities.

For purposes of the Code, a supervised person is required to report any account containing securities, without exception, at a bank or broker-dealer. This includes accounts holding: (1) direct obligations of the United States government, (2) bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements, and (3) shares issued by registered open-end investment companies (such as mutual funds)..

Accounts that a supervised person is required to report include, but are not limited to, (1) any personal securities account over which the supervised person has any direct or indirect influence or control, including any joint or tenant-in-common securities account in which the supervised person is a participant, (2) any securities account of any of the spouse or domestic partner of the supervised person or other family member sharing the same household as the supervised person, (3) any securities account over which the supervised person acts as trustee, executor, or custodian or has similar powers of attorney for the benefit of himself or his spouse, domestic partner, or other family member sharing the same household as the supervised person, and (4) any other securities account of which the supervised person or his affiliate has beneficial ownership, directly or indirectly, such as an account held in the name of an investment club.

Mr. Kiser reviews all reports, notes any exceptions, and investigates each exception. Mr. Tejwaney reviews the Personal Holdings Reports and Personal Securities Transactions (including pre-clearance), if any, of Mr. Kiser. Reports for periods prior to 2011 are maintained in a paper format at the Marketfield offices in New York, New York. Commencing in 2011, the reports are scanned and maintained in an electronic format on the Marketfield Compliance drive of the network server, specifically in the folder for the relevant year in a subfolder entitled Personal Securities Reports. All reports that are no longer required to be maintained will be destroyed in accordance with the books and records requirements of the rules under the Advisers Act.

Initial Report

No later than ten days after he becomes a supervised person, each supervised person is required to complete and deliver to Mr. Kiser an initial report of personal securities holdings and transactions in the form attached as Exhibit B. The information provided in the report is generally required to be current as of the end of the month preceding the date on which the supervised person becomes subject to the Code, except that the last account statement generated for a reportable account may be provided if no account statement is generated as of the end of the month preceding the date on which the supervised person becomes subject to the Code.

Quarterly Reports

No later than thirty days after the end of each calendar quarter after the filing of the initial report described above, a supervised person is required to complete and deliver to Mr. Kiser a report of personal securities holdings and transactions, also in the form attached as Exhibit B. The information provided in the report is generally required to be current as of the end of the calendar quarter to which it relates, except that the last account statement generated for a reportable account may be provided if no account statement is generated as of the end of the preceding quarter.

If a transaction occurs outside of the accounts of a supervised person that are maintained at a bank or broker-dealer, the supervised person is required to report the transaction on the quarterly transaction report attached as Exhibit C no later than thirty days after the end of the calendar quarter in which the transaction occurred. An example of a transaction that occurs outside of an account at a bank or broker-dealer is the purchase of a security not represented by a certificate, such as shares in a private investment fund or a limited liability company. A separate quarterly transaction report is required for each transaction that occurs outside of an account maintained at a bank or broker-dealer.

Annual Holdings Reports

The information contained in the report in the form attached as Exhibit B is intended to encompass the requirements in the Advisers Act and the Investment Company Act for annual reports of holdings. As a result, Mr. Kiser does not collect a distinct annual holdings report from supervised persons.

Account Statements

Except with respect to securities not held in accounts at broker-dealers or banks, the submission to Mr. Kiser of duplicate account statements, either with the report of personal securities holdings and transactions in the form attached as Exhibit B or as received from the account custodian on at least a quarterly basis, satisfies the reporting requirements of this section with respect to specific holdings and transactions, so long as the account statements contain in all material respects the information required by the Code and the rules under the Advisers Act.

Account statements produced in a format established by a nationally recognized bank or broker-dealer will also be accepted as compliant, since a supervised person has no ability to influence the format of these statements. Compliant account statements are expected to contain information with respect to both holdings and transactions. Marketfield will be deemed to be in compliance with its obligations under the Code based solely upon receipt of account statements from supervised persons, banks, and broker-dealers.

Report Qualification

A report may contain a statement that the report is not to be construed as an admission by the supervised person that he has any direct or indirect beneficial ownership in the Reportable Securities listed in the report.

Account Opening; Access to Information

All supervised persons are required to notify Mr. Kiser after opening any account with any broker-dealer or bank through which transactions in Reportable Securities may be effected by updating the account information contained in the first box of the next report of personal securities holdings and transactions that the supervised person submits. In addition, each supervised person is required:

▪	To provide full access to Mr. Kiser with respect to any and all records and documents that he considers relevant to any securities transactions or other matters subject to the Code;

▪	To cooperate with Mr. Kiser in investigating any securities transactions or other matter subject to the Code; and

▪	To provide Mr. Kiser with an explanation of the facts and circumstances surrounding any securities transaction or other matter relating to the Code.

Coordination with MainStay

In the event of any material change to the provisions of the Code, the Chief Compliance Officer of Marketfield will inform the Chief Compliance Officer of MainStay and will ensure that the change is approved by the board of trustees of MainStay no later than six months after the change is adopted.

CHIEF COMPLIANCE OFFICER

Duties

The responsibilities of Mr. Kiser as Chief Compliance Officer include:

▪	The timely collection and prompt review of all securities holdings and transaction reports;

▪	The identification of persons who are required to make reports and to obtain preclearance of securities transactions under the Code; and

▪	The maintenance of compliance certifications for each supervised person.

Violations

Mr. Kiser uses reasonable means to detect material violations of the policies and procedures contained in the Code. Upon discovery of a violation of these policies and procedures, Mr. Kiser may impose that sanctions that he, in consultation with senior management, deems appropriate. These sanctions include, among others, counseling, a verbal warning, a letter of censure or suspension, a monetary penalty, and termination of employment.

Required Records

Mr. Kiser will maintain or cause to be maintained:

▪	A copy of any Code of ethics adopted by Marketfield that has been in effect during the previous five years;

▪	A record of any violation of any Code of ethics and of any actions taken as a result of such violation for at least five years after the end of the fiscal year in which the violation occurs;

▪	A copy of each report required by the Code for at least five years after the end of the fiscal year in which the report is made;

▪	A list of all persons who are, or within the past five years have been, required to make reports pursuant to any Code of ethics adopted by Marketfield; and

▪	A copy of each written report or acknowledgment required by the Code, including initial and quarterly reports and annual certifications, for at least five years after the end of the fiscal year in which they are made; and

•	A record of all preclearance requests under the Code, whether or not granted, for at least five years after the end of the fiscal year in which the preclearance is requested.

Records may be maintained in paper or electronic format.

Exhibits:

Exhibit A—Annual Certification

Exhibit B—Report of Personal Securities Holdings and Transactions

Exhibit C—Quarterly Transaction Report

Exhibit A

MARKETFIELD ASSET MANAGEMENT LLC

COMPLIANCE EDUCATION AND

ANNUAL CERTIFICATATION OF COMPLIANCE

Marketfield Asset Management’s policies require that employees disclose certain information and agree to abide by Marketfield’s policies and procedures. This certification is the method by Marketfield obtains these disclosures and your consent to compliance.

Marketfield’s Polices and Procedures apply to the following categories:

•	All permanent staff (full and part-time),

•	All temporary staff working for Marketfield for more than 30 calendar days (including College Interns),

•	Any vendor/service provider delivering services to Marketfield for more than 30 calendar days, and

•	Anyone employed by the service provider providing services to Marketfield for more than 30 calendar days who is based off Marketfield’s premises, but who has access to the Firm’s sensitive information.

If you have any questions about completing this certification, please contact Marketfield’s Chief Compliance Officer, Allan Kiser, for interpretive guidance and or general assistance.

[_] I have received the Marketfield Code of Ethics and Compliance and Policy Manual. I certify that:

[_] I am aware that the policies and procedures set forth in the Code of Ethics and the Marketfield Compliance and Policy Manual are designed to ensure that Marketfield and its supervised persons conform to the highest standards of good conduct and compliance with all applicable laws, rules, regulatory requirements, internal Firm policies and procedures (“Firm Requirements”). I understand that it is incumbent on me to read the policies and procedures and to comply with them.

[_] I am in full compliance and I agree to continue to comply fully with all Firm requirements.

[_] I understand that any failure on my part to be aware of and to comply with all firm requirements could have serious adverse consequences for me and Marketfield.

[_] I have no knowledge of any violations of firm requirements by others.

[_] I will notify the Chief Compliance Officer immediately if I become aware of any, potential or actual, acts or omissions by other Marketfield personnel that would violate firm requirements.

[_] I accept that this certification is part of the terms and conditions of my employment by or association with Marketfield.

[_] If at any time I am unclear as to the meaning or effect of anything contained in the Code of Ethics, the Compliance and Policy Manual, applicable laws, rules, regulatory requirements, or Marketfield Policies and Procedures, I will consult Allan Kiser immediately.

[_] I am not the subject of (a) any investigation or proceeding (including being named as a respondent or defendant) by any governmental entity or securities industry self-regulatory organization, (b) any refusal of registration, injunction, censure, fine, suspension, expulsion, or disciplinary action by a governmental entity or securities industry self-regulatory organization, (c) any charge under any provision of any securities law, regulation, or standard of conduct, (d) any arrest, summons, subpoena, arraignment, indictment, or conviction of any criminal felony or misdemeanor offense, or (e) any securities or commodities-related customer complaint, civil litigation, or arbitration.

[_] I have not failed in a business, made a material compromise with creditors, filed a bankruptcy petition, or declared bankruptcy. I will notify the chief compliance officer if these statements would be untrue if made as of a later date.

[_] I am not aware of (a) any material complaint or claim against or involving Marketfield or any member, manager, officer, principal, or employee of Marketfield, (b) any inquiry, investigation, complaint, claim, examination, or proceeding involving Marketfield or any member, manager, officer, principal, or employee of Marketfield brought by the Securities and Exchange Commission, any state securities department, the Financial Industry Regulatory Authority, Inc., or any other self-regulatory organization.

[_] I will notify the Chief Compliance Officer if these statements would be untrue if made as of a later date. In addition, I undertake to provide to the Chief Compliance Officer a copy of any notice, correspondence, or other communication received by me in connection with an event described of which I become aware.

[_] I have arranged for the Chief Compliance Officer to receive duplicate copies of periodic account statements for all of my personal securities accounts or I have completed all required Personal Holdings Reports, and reported all required securities transactions since being employed by Marketfield.

[_] I understand that I must pre-clear all personal securities transactions for which the Code of Ethics requires preclearance and that I must pre-clear investments in The Mainstay Marketfield Fund and The Marketfield Fund, Ltd.

Exceptions to the Preclearance Requirements:

1.	direct obligations of the United States government,

2.	bankers’ acceptances,

3.	bank certificates of deposit,

4.	commercial paper, and high-quality short-term debt instruments, including repurchase agreements, and

5.	shares issued by registered open-end investment companies (such as mutual funds).

[_] I will disclose all personal securities transactions that are required by the Code of Ethics to be disclosed and will report all of my securities holdings.

[_] As of the date below, I have not (a) accepted employment with a company or engaged in a business (including consulting and similar arrangements) that is competitive with the Marketfield, (b) that does business with or is seeking to do business with the Marketfield, or (c) that otherwise may conflict with the performance of my duties, (d) Marketfield’s interests (including maintaining compliance with all applicable laws), unless approved in writing by the CCO.

[_] As of the date below, I have not made a political contribution to elected officials that may influence the selection of Marketfield Asset Management as an investment advisor for a public pension plan or other governmental entity including being investment option of a participant-directed retirement plan or an educational savings program, such as a 403(b), 457, or 529 plans).

[_] I certify that I will comply with the Firm’s Written Information Security Policy with respect to the treatment of confidential Firm and client data.

[_] I certify that I have not been offered or accepted cash, nor have I offered or accepted cash or anything else of value from any person or company in connection with either the performance of my duties at the Firm or any business, transaction, or relationship involving the Firm.

[_] I certify that I have not offered or provided any gifts or entertainment to a labor union, a union official or to a plan governed by the Employee Retirement Income Security Act of 1974 (“ERISA”).

[_] I certify that I have reported all non-cash gifts reasonably valued at more than $100 that I’ve received from current or prospective clients, suppliers, or vendors with whom the Firm maintains a business relationship.

Exhibit B

REPORT OF PERSONAL SECURITIES HOLDINGS AND TRANSACTIONS

Personal Securities Accounts. In accordance with the Code of ethics of Marketfield Asset Management LLC (“Marketfield”), following is a list of all of securities accounts held by broker-dealers or banks that the Code of ethics requires me to report. If none, so indicate.

Broker-Dealer or Bank	Account Number	Date Established

Nothing in this report should be construed as an admission that I have beneficial ownership of any particular securities.

Reportable Securities. In accordance with the Code of ethics of Marketfield, following is a list of each Reportable Security (as defined in the Code of Ethics) of which I may have or may be deemed to have beneficial ownership as of the last day of the calendar month most recently ended. This list includes but is not limited to securities held by a broker-dealer, bank, or other custodian, at my home, in a safe deposit box, and by an issuer. If additional space is required, please continue on another sheet of paper.

Quantity	Issuer	Type and Title	Ticker or CUSIP

For purposes of the Code of Ethics, “Reportable Securities” include any securities except (1) direct obligations of the United States government, (2) bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements, (3) shares issued by registered open-end investment companies (such as mutual funds) other than MainStay Marketfield Fund, and (4) shares issued by unit investment trusts that are invested in one or more open-end funds. Shares of MainStay Marketfield Fund, The Marketfield Fund, Ltd. and shares of exchange-traded funds are Reportable Securities.

Except as noted in the second box on the preceding page, I certify that there are no Reportable Securities of which I may have or may be deemed to have beneficial ownership that are not shown on an attached account statements or an account statement previously provided to the Chief Compliance Officer.

Transactions in Reportable Securities. I have submitted a quarterly transaction report with respect to each transaction in a Reportable Security during the calendar quarter most recently ended that the Code of Ethics requires me to submit.

Signature

Print Name

Date

Exhibit C

QUARTERLY TRANSACTION REPORT OF SECURITIES

NOT EXECUTED THROUGH

A SECURITIES ACCOUNT HELD AT A BANK

OR BROKER-DEALER

For Quarter Ended _____________, 201__

Separately Report Each Transaction

In accordance with the Code of Ethics of Marketfield Asset Management LLC, the following describes a reportable securities transaction in which I have a pecuniary interest that was effected other than through securities account maintained with a bank or broker-dealer. Nothing in this report should be construed as an admission that I beneficially own these securities.

Date of transaction: __________________________________________________________

Issuer of security: ___________________________________________________________

Title of security: _____________________________________________________________

Quantity of security: _________________________________________________________

Principal amount involved: ___________________________________________________

Type of security (e.g., stock or bond): __________________________________________

Interest rate and maturity date of security, if any: ______________________________

Ticker or CUSIP, if any: ______________________________________________________

Nature of transaction (e.g., purchase or sale): __________________________________

Price at which effected: ______________________________________________________

Participating broker-dealer or bank, if any: ____________________________________

Signature

Date